UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2009

FEDERAL HOME LOAN BANK OF CHICAGO

(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51401	36-6001019
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

111 East Wacker Drive Chicago, Illinois		60601
		(Zip Code)
(Address of principal executive offices)

Registrant's telephone number, including area code:

(312) 565-5700

Former name or former address, if changed since last report:

Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 9, 2009, the Federal Home Loan Bank of Chicago ("Bank") entered into a Sublease Agreement, as Subtenant, with Aon Corporation, as Sublandlord, pursuant to which the Bank will sublease from the Sublandlord approximately 61,702 rentable square feet ("Subleased Premises"). The Subleased Premises will serve as the corporate headquarters for the Bank.

The sublease term commences on June 1, 2009 and ends on December 10, 2013. The annual base rent for the first sublease year is $1,419,146.04 and the base rent increases thereafter by three percent (3%) annually. For the first twenty-six (26) months of the Sublease, the Bank will receive a rent abatement. The Bank is responsible for certain additional rent, including property taxes, utilities and certain other operating expenses.

On January 9, 2009, the Bank entered into an Office Lease, as Tenant, with Wells Reit-Chicago Center Owner, LLC, as Landlord pursuant to which the Bank will lease from the Landlord approximately 63,402 rentable square feet, formerly the Subleased Premises, now the "Premises." The lease term commences on December 11, 2013 and ends on December 31, 2024. The annual base rent for the first year is $1,220,488.50. On January 1, 2015, and on every anniversary of that date, the annual base rent will increase by three percent (3%). The Bank will be responsible for certain additional rent, including property taxes, utilities, and certain other operating expenses. The Bank has the one-time option, upon written notice to Landlord at any time prior to June 15, 2012, to reduce the square footage of the Premises by 25% effective as of December 11, 2013.

The foregoing summaries of the Sublease Agreement and the Office Lease are qualified in their entirety by reference to the full text of the Sublease Agreement and the Office Lease, which are filed herewith as Exhibit 10.1 and Exhibit 10.2 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits
Exhibit No.	Description
10.1	Sublease Agreement between Federal Home Loan Bank of Chicago and Aon Corporation, dated December 31, 2008
10.2	Office Lease between Federal Home Loan Bank of Chicago and Wells Reit-Chicago Center Owner, LLC, dated January 9, 2009

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Chicago

Date: January 15, 2009	By: /s/ Peter E. Gutzmer
Peter E. Gutzmer Executive Vice President, General Counsel and Corporate Secretary